EXHIBIT 99.1

CorMedix Inc. Closes $3,000,000 Preferred Stock Offerings
As a result, meets NYSE MKT continued listing requirements

Conference Call Planned for Mid-November

Bridgewater, New Jersey, October 23, 2013 (PRNewswire) – CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardio-renal and infectious disease,  today announced that it has closed on the sale to existing institutional investors of 150,000 shares of Series C-1 Non-Voting Convertible preferred stock and 150,000 shares of Series C-2 Non-Voting Convertible preferred stock, together with warrants to purchase up to an aggregate of 1,500,000 shares of common stock, for aggregate gross proceeds of $3,000,000.  The net proceeds of the financing will be used for general corporate purposes, including the development and commercialization of Neutrolin®, and working capital and capital expenditures.  No underwriter or placement agent was used in this transaction.

CorMedix met the closing condition to the transaction that it had to receive notice from the NYSE MKT a letter saying it had regained listing compliance with Section 1003(a) (i) and Section 1003(a) (iv) of the NYSE MKT’s Company Guide. CorMedix had received notice on April 20, 2012 from the NYSE MKT informing it that CorMedix was not in compliance with Section 1003(a)(iv) of the NYSE MKT’s continued listing standards due to financial impairment.  CorMedix also received notice on April 5, 2013 from the NYSE MKT informing it that CorMedix was not in compliance with Section 1003(a)(i) of the NYSE MKT’s continued listing standards due to having less than $2 million of stockholders’ equity as reported in its Form 10-K for the fiscal year ended December 31, 2012.  CorMedix had been granted extensions until October 20, 2013 to regain compliance with the Sections 1003(a)(i) and 1003(a)(iv) of the NYSE MKT listing standards.  Based on the closing of the offerings, and that CorMedix anticipates that stockholders’ equity on a pro forma basis as of October 17, 2013 would be approximately $2.1 million and our cash and cash equivalents would be approximately $3.7 million, CorMedix received a notice from the NYSE MKT that CorMedix has resolved the continued listing deficiencies with respect to Sections 1003(a)(i) and 1003(a)(iv) of the NYSE MKT listing standards.

As an additional condition to the closing, CorMedix simultaneously exchanged a convertible note held by one of the investors in the principal amount of $400,000 for shares of its Series D Non-Voting Convertible Preferred Stock and exchanged another convertible note held by the same investor in the principal amount of $750,000 for shares of its Series E Non-Voting Convertible Preferred Stock.  The terms of the Series D and Series E Preferred Stock are designed to provide the holder of the notes exchanged with the similar economic terms of the exchanged notes, including interest, dilution and other protections.

The Series C-1 Preferred Stock (and the shares of common stock underlying the Series C-1 Stock) was offered by CorMedix pursuant to a shelf registration statement (File No. 333-185737) that was declared effective by the U.S. Securities and Exchange Commission on January 10, 2013.

The Series C-2 Preferred Stock and the warrants were sold in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof.  The Series D Preferred Stock and the Series E Preferred Stock were sold in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(9) thereof.  None of the Series C-2 Preferred Stock or the warrants may be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of CorMedix, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A conference call to update investors on current activities is planned for mid-November 2013.

About CorMedix Inc.

CorMedix Inc. is a development-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix’s most advanced product candidate is Neutrolin®, catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see the company’s website at www.cormedix.com for additional information.

 Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to complete the offering, including the use of the offering proceeds; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in Europe; the risks associated with the planned launch of Neutrolin® in Europe; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources; CorMedix's ability to maintain its listing on the NYSE MKT; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Randy Milby
Chief Executive Officer
CorMedix Inc.
908-517-9489